Exhibit 99.1

Company Contact:		Investor Relations:
John Conron, Chief Financial Officer
(301) 633-7709		Equity Communications
Media Contact:	Planet Communications	Ira Weingarten	(805) 897-1880
Deanne Eagle	(917) 837-5866	Steve Chizzik	(908) 688-9111

For Release: March 28, 2008

NEURALSTEM INC. REPORTS 2007 YEAR END FINANCIAL RESULTS AND EVENTS

Rockville, Md. March 28, 2007 - Stem cell company, Neuralstem Inc. (AMEX:CUR), today reported financial results for the year ended December 31, 2007.

Results of Operations for the Year ended December 31, 2007

Revenues for the year ended December 31, 2007 were $306,057 compared to $265,759 for 2006. Revenues for 2007 consisted of grant reimbursements in the amount of $275,057 and sales of our cells (tissue products) of $31,000 for the year ended ending December 31, 2007. All revenue in 2006 was from grant reimbursements.

For 2007, the company reported a net loss attributable to shareholders of $7,063,272 or $(0.24) per share, compared to $ 3,147,487 or $(0.13) per share, for the comparable 2006 period. Cash, cash equivalents and short term investments were in aggregate $7,403,737 at December 31, 2007, compared with $1,807,041 at December 31, 2006.

Research and Development expenses for the year ended December 31, 2007 and 2006 were $3,440,129 and $1,660,321 respectively. The increase in these expenses in the current the period consist mainly of payroll and payroll related expenses, stock option expenses, research supplies and costs incurred in connection with specific research grants.

General and administrative expenses for the year ended December 31, 2007 and 2006 were $3,201,443 and $1,715,125 respectively. The principal increase in expenses in 2007 versus 2006 is a result of increased payroll, legal (both patent and corporate), stock based compensation expenses and the establishment of a management incentive program.

Other income for the year ended December 31, 2007 and 2006 were $193,451 and $56,320 respectively. The increase in 2007 relates to increased interest income derived from our higher average cash balance compared to prior period.

 Net loss for the year ended December 31, 2007 and 2006 was $6,174,121 and $3,147,487, respectively.

2007 Highlights:

In March Neuralstem raised $5,135,000 in a private placement of 2,054,000 units ($2.50 per unit) to a group of institutional investors. Each unit consists of one share of common stock and one half warrant exercisable at $3.00 per share. T.R. Winston and Company acted as the placement agent. Neuralstem plans to use the proceeds from the placement for its anticipated first human trial, working capital and other general corporate purposes.

In April the Company significantly strengthened its corporate governance and management team by appointing Scott V. Ogilvie and William C. Oldaker as independent members of the Board of Directors. The total number of Board members is now four. The company also appointed John Conron as its Chief Financial Officer.

In May researchers at the University of California at San Diego, reported in the journal NEUROSCIENCE the successful return of function in experimental animals treated with the Company’s neural stem cells, in a modal of Ischemic Spastic Paraplegia. In humans, ISP can result from surgery to repair aortic aneurysms, an operation that is performed on thousands of patients each year in the United States.

In August Neuralstem listed its common stock on The American Stock Exchange® (Amex®) under the ticker symbol CUR. It had previously been traded over the counter under the symbol NRLS. “Moving to the Amex is the next logical step for Neuralstem. It is a result of the continuous and significant progress the company has made in each and every phase of its activity, and of an increasing awareness of the company and its prospects on the part of the financial community," said Richard Garr, Neuralstem President and Chief Executive Officer.

In August Neuralstem also entered into a collaborative agreement with the ALS Clinic at University of Michigan Health System, directed by Dr. Eva Feldman, M.D., Ph.D., the De Jung Professor of Neurology at the UM Medical School. The goal of the collaboration is to provide further proof-of-principle data to move Neuralstem's spinal cord stem cells into patients with Amyotrophic Lateral Sclerosis (ALS), or Lou Gehrig's disease. ALS is an always fatal motor neuron disease, which strikes people between the ages of 40 and 70. As many as 31,000 Americans have the disease at any given time.

In September the Company announced that it received notice that the United States Patent and Trademark Office (USPTO) has issued its first ruling in the reexamination of the four StemCells, Inc. (Nasdaq: STEM) patents requested by Neuralstem. In the ruling the Patent Office rejected on multiple grounds all of the claims StemCells attempted to assert against Neuralstem in its law suit in all four of StemCells' patents that it examined and the lawsuit was subsequently dismissed. The Company believes that the Patent Office has now correctly found that these claims should never have been issued in the first place.

In November Neuralstem has exclusively licensed the "Spinal Multisegmental Cell and Drug Delivery System," invented by Dr. Martin Marsala at the University of California, San Diego (UCSD). The exclusive, worldwide license to Neuralstem covers all fields of use and includes the right to grant sublicenses. Under the terms of the agreement, UCSD will be eligible for milestone payments and royalties and Neuralstem will assume the cost of development, manufacture and approval of the product.

In December Neuralstem entered into a Clinical Trial Research Agreement aimed at treating patients suffering from Ischemic Spastic Paraplegia, a form of spinal cord paralysis, with the Trustees of the University of Pennsylvania through its Department of Anesthesiology and Critical Care. The Institution's Principal Investigator is Dr. Albert Cheung, Department of Anesthesiology, Hospital of the University of Pennsylvania. Ischemic Spastic Paraplegia (ISP) is a painful form of extreme spasticity and rigidity that causes permanent and untreatable loss of motor function and paralysis. ISP can result from surgery to repair aortic aneurysms, an operation that is performed on thousands of patients each year around the world.

Recent Events

In February 2008 Korean conglomerate, CJ CheilJedang Corporation (KSE: CJ CheilJedang) purchased an option to negotiate for the exclusive license to Neuralstem's stem cell products and technology after the company completes a successful human clinical trial. As part of the agreement, CJ has purchased $2.5 million worth of Neuralstem stock at $4.063 per share. The terms of the license will be negotiated after the first successful human trial. CJ exclusive markets will include: Korea, Indonesia, Philippines, Malaysia, Singapore and Vietnam, with a first right of negotiation for China and Japan.

About Neuralstem

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Paraplegia, Traumatic Spinal Cord Injury and ALS. The company's cells have extended the life of rats with ALS (Lou Gehrig's disease) as reported the journal TRANSPLANTATION, in collaboration with John’s Hopkins University researchers, and also reversed paralysis in rats with Ischemic Spastic Paraplegia, as reported in NEUROSCIENCE on June 29, 2007, in collaboration with researchers at University of California San Diego.

The company has also developed immortalized human neural stem cells for in-vitro use in drug development for the academic and pharmaceutical markets. For further information, please visit http://www.neuralstem.com.

STATEMENTS OF OPERATIONS

	Year ended December,31
	2007	2006

Revenues	306,057	$265,759

Operating expenses
Research and development costs	3,440,129	1,660,321
General, selling and administrative expenses	3,201,443	1,715,125
Depreciation and amortization	32,057	51,923
	6,673,629	3,427,369
Operating loss	(6,367,572)	(3,161,611)

Nonoperating income (expense)
Interest Income	194,753	79,904
Interest expense	(1,302)	(9,461)
Other income (expense)	193,451	(56,320)

Net loss	(6,174,121)	(3,147,488)

Deemed Dividend - Repricing of Warrants	(889,151)

Net loss attributable to Common Shareholders	(7,063,272)	(3,147,488)

Net loss per share, basic	($0.24)	($0.13)

Weighted average number of shares
of common stock outstanding	29,012,858	24,898,448

BALANCE SHEET

	December 31,	December 31,
	2007	2006

ASSETS
CURRENT ASSETS
Cash	$7,403,737	$1,807,041
Prepaid expenses	130,719	32,848
Other assets		6,043
Total current assets	7,534,456	1,845,932

PROPERTY AND EQUIPMENT, NET	136,920	32,515
OTHER ASSETS	43,271	35,940
INTANGIBLE ASSETS, NET	111,406	18,239

Total assets	$7,826,053	$1,932,626

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$1,016,699	$351,962
Total current liabilities	1,016,699	351,962

Note payable, long-term portion		28,395
Total liabilities	1,016,699	380,357

STOCKHOLDERS' EQUITY

Common stock	314,106	260,116
Additional paid-in capital	52,151,245	39,734,878
Common stock payable		150,000
Accumulated deficit	($45,655,997)	(38,592,725)
Total stockholders' equity	6,809,354	1,552,269

Total liabilities and stockholders' equity	$7,826,053	$1,932,626

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about Neuralstem, Inc. which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and Neuralstem's future performance, operations and products. This and other "Risk Factors" contained in Neuralstem's public filings with the SEC should be read in connection with this release. For further information on Neuralstem, please review the company's filings with the SEC including its Annual Report filed on Form 10-KSB for the period ended December 31, 2007, as well as the company's subsequent filings.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the quarterly report on Form 10-KSB for the year ended December 31, 2007.

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